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                                                                     EXHIBIT 4.3

                                AgraQuest, Inc.

                          FOURTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT


          This Fourth Amended And Restated Investors' Rights Agreement is made as of the 11th day of December, 2000, by and among AgraQuest, Inc., a Delaware corporation (the "Company"), the investors listed on Schedule A hereto (each an
                                                     ----------
"Investor," and collectively the "Investors"), Silicon Valley Bank and MMC/GATX Partnership No. 1 (the "Warrant Holders"), Pamela G. Marrone, Duane Ewing, and Bruce Holm (each a "Founder" and collectively the "Founders").

                                R E C I T A L S

          WHEREAS, certain Investors entered into a Series F Preferred Stock Purchase Agreement with the Company as of the date hereof (the "Series F Agreement");

          WHEREAS, certain Investors entered into a Series E Preferred Stock Purchase Agreement with the Company (the "Series E Agreement");

          WHEREAS, certain Investors previously entered into a Series D Preferred Stock Purchase Agreements with the Company (the "Series D Agreements")

          WHEREAS, certain Investors previously entered into Series C Preferred Stock Purchase Agreements with the Company (the "Series C Agreements");

          WHEREAS, certain Investors previously entered into Series B Preferred Stock Purchase Agreements with the Company (the "Series B Agreements");

          WHEREAS, certain Investors previously executed the Third Amended and Restated Investors' Rights Agreement dated April 14, 2000 with the Company (the "Prior Investors' Agreement") and this Agreement is meant to amend and restate the Prior Investors' Agreement;

          WHEREAS, the Company may sell and issue additional shares of the Series F Preferred Stock (the "Additional Series F Shares") to certain Investors and other investors (the "Additional Series F Investors") pursuant to the Series F Agreement or an Addendum to the Series F Preferred Stock Purchase Agreement to be entered into between the Company and such Additional Series F Investors (together with the Series F Agreement, the "Series F Agreement"); and

          WHEREAS, in order to induce the Company to enter into the Series F Agreement and to induce the certain Investors to invest funds in the Company pursuant to the Series F Agreement, the Investors, the Company, and the Founders hereby agree that this Agreement shall

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govern the rights of the Investors, the Founders, and the Warrant Holders to
cause the Company to register shares of Common Stock held by the Founders and issuable to the Investors and the Warrant Holders and certain other matters as set forth herein;

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Registration Rights.  The Company covenants and agrees as follows:

          1.1. Definitions.  For purposes of this Section 1:

               (a) The term "Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               (b) The term "Form S-3" means Form S-3 under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the registrant with the SEC.

               (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof.

               (d) The term "MMC" means MMC/GATX Partnership No. 1, or its permitted assignee under the terms of the MMC Series C Warrant.

               (e) The term "MMC Series C Warrant" means that Warrant dated December 23, 1998, issued to MMC representing the right to purchase up to thirty-one thousand two hundred (31,200) shares of the Series C Preferred Stock of the Company.

               (f) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               (g) The term "Preferred Stock" means the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

               (h) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

               (i) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock; (ii) the two million one hundred seventy-two thousand four hundred (2,172,400) shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations after the date hereof (collectively, a "Recapitalization")) issued or issuable to the Founders of the Company in the amounts set forth on Schedule B attached
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hereto; provided,

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however that such shares of Common Stock issued or issuable to the Founders shall not be deemed Registrable Securities and that the Founders, in connection with such shares, shall not be deemed Holders for purposes of Sections 1.2, 1.15, and 3.9, (iii) the thirty one thousand two hundred (31,200) shares of Common Stock (subject to appropriate adjustment for any Recapitalization) issuable upon conversion of the Series C Preferred Stock issued or issuable to MMC upon exercise of the MMC Series C Warrant and the seven thousand eight hundred (7,800) shares of Common Stock (subject to appropriate adjustment for any Recapitalization) issuable upon conversion of the Series C Preferred Stock issued or issuable to SVB upon exercise of the SVB Series C Warrant; provided, however, that such shares of Common Stock issued or issuable to MMC shall not be deemed Registrable Securities and that MMC, in connection with such shares, shall not be deemed a Holder for the purposes of Sections 1.2, 1.15, Section 2,
Section 3, or Section 3.9; and that such shares of Common Stock held by SVB shall not be deemed Registrable Securities and that SVB, in connection with such shares, shall not be deemed a Holder for purposes of Section 1.2, 1.12 and 1.15,
Section 2, Section 3, or Section 3.9; and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clauses
(i), (ii) and (iii) above; provided, however, that any Common Stock issuable under this clause (iv) shall not be deemed Registrable Securities and that any holder of such Common Stock shall not be deemed a Holder for purposes of any section of the Agreement for which the corresponding shares referenced in clauses (ii) and (iii) above are not deemed Registrable Securities; excluding in all cases, however, any shares that have been sold by a person in a transaction in which his or her rights under this Section 1 are not assigned or that have been sold by a person pursuant to a registration statement under the Act covering such Registrable Securities that has been declared effective by the SEC.

               (j) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

               (k) The term "SEC" shall mean the Securities and Exchange Commission and any successor thereto.

               (l) The term "Series B Preferred Stock" shall mean the Series B Preferred Stock of the Company sold pursuant to the terms of the Series B Agreements.

               (m) The term "Series C Preferred Stock" shall mean the Series C Preferred Stock of the Company sold pursuant to the terms of the Series C Agreements.

               (n) The term "Series D Preferred Stock" shall mean the Series D Preferred Stock of the Company sold pursuant to the terms of the Series D Agreements.

               (o) The term "Series E Preferred Stock" shall mean the Series E Preferred Stock of the Company sold pursuant to the terms of the Series E Agreement.

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               (p)  The term "Series F Preferred Stock" shall mean the Series F
Preferred Stock of the Company sold pursuant to the terms of the Series F Agreement.

               (q) The term "SVB" means Silicon Valley Bank, or its permitted assignee pursuant to the terms of the SVB Series C Warrant.

               (p) The term "SVB Series C Warrant" shall mean that Warrant dated December 23, 1998, issued to Silicon Valley Bank representing the right to purchase up to seven thousand eight hundred (7,800) shares of the Series C Preferred Stock of the Company.

          1.2. Request for Registration.

               (a) If the Company shall receive at any time after the earlier of (i) November 15, 2002, or (ii) three (3) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty-five percent (25%) of the Registrable Securities then outstanding (or any lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed Seven Million Five Hundred Thousand Dollars (7,500,000), then the Company shall:

                    (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

                    (ii) use its best efforts to effect, as soon as practicable after receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.7.

               (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the

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Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

               (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty
(120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

               (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                    (i) after the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective; and

                    (ii) during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

          1.3. Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.7, the Company shall, subject to the provisions of
Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

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          1.4.  Obligations of the Company. Whenever required under this Section
1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to one hundred eighty (180) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 145, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and
(II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

                (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                (c) Furnish to each Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request from time to time in order to facilitate the disposition of Registrable Securities owned by it.

                (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general Consent to service of process in any such states or jurisdictions, unless the Company is already required to qualify to do business or subject to service in such jurisdiction and except as may be required by the Act.

                (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

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                (f)  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                (i) make available for inspection by any Holder participating in such registration, holding, in the aggregate, at least five percent (5%) of the Registrable Securities(subject to appropriate adjustment for any Recapitalization), any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by any such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers and directors to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such registration statement; provided, however, that such Holder, underwriter, attorney or accountant shall agree to hold in confidence and trust all information so provided.

                (j) make available to each Holder participating in such registration, upon the request of such Holder:

                     (i) in the case of an underwritten public offering, a copy of any opinion of counsel for the Company provided to the underwriters participating in such offering, dated the date such shares are delivered to such underwriters for sale in connection with the registration statement;

                     (ii) in the case of an underwritten public offering, a copy of any "comfort" letters provided to the underwriters participating in such offering and signed by the Company's independent public accountants who have examined and reported on the Company's financial statements included in the registration statement, to the extent permitted by the standards of the AICPA or other relevant authorities; and

                     (iii) a copy of all documents filed with and all correspondence from or to the SEC in connection with any such offering other than non-substantive cover letters and the like.

                (k) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably

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practicable, an earnings statement covering the period of at least twelve (12)
months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act.

          1.5.  Furnish Information.

                (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or 1.16 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or 1.16(a).

          1.6. Expenses of Demand Registration. The Company shall bear and pay all expenses, other than underwriting discounts and commissions relating to Registrable Securities, incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.2 for each Holder, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel to the selling Holders hereunder (which counsel shall be designated by Holders owning a plurality of the Registrable Securities, excluding any Registrable Securities owned by any Founder or his or her transferees); provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless either (a) such withdrawal by such Holders is based upon a material adverse change in the condition, business or prospects of the Company that was not known or communicated to the Holders requesting registration at the time of their request for registration under
Section 1.2 and have withdrawn the request with reasonable promptness following disclosure by the Company of such material change or (b) the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

          1.7. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the

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Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

          1.8. Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders; provided that there shall be no reduction in the number of securities of any Holder that is not a Founder unless all securities held by the Founders and their transferees and any other holders of Common Stock (other than the Holders) are first withdrawn from the offering). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

          1.9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each officer and director of such Holder, any underwriter (as defined in the Act) of such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material

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fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to (1) a Holder who is either an officer or director of the Company at the time of the statement, omission or violation (a "Management Holder") unless (A) such Management Holder has sold shares included in the registration statement and (B) each Holder that is not a Management Holder has first been fully indemnified and held harmless pursuant to this Section 1.10;
(2) amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); or (3) any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder (including each officer and director of such Holder), underwriter or controlling person.

                (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement, each officer and director of any such other Holder and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder, or by an officer or director of any such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder net of underwriters commissions and discounts.

                (c) Promptly after obtaining actual knowledge of any third party claim or action as to which it may seek indemnification under this Section 1.10, an indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires,

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jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, if, and to the extent that, such failure is prejudicial to such indemnifying party's ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense (including, without limitation, legal and other expenses incurred by such indemnified party in investigating or defending any such action or claim) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section 1.10, no Holder shall be required to contribute any amount or make any other payments under this Agreement which in the aggregate exceed the net proceeds received by such Holder from the offering covered by the applicable registration statement.

                (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                (f)  The obligations of the Company and Holders under this
Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the

Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.12. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least forty thousand (40,000) shares of Registrable Securities (subject to appropriate adjustment for any Recapitalization), and provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1.13 below; (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act; and (d) MMC may assign such registration rights to an affiliate or affiliates of MMC notwithstanding the minimum number of shares otherwise required hereby. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

          1.13. "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

                (a)  such agreement shall be applicable only to the first two
(2)such registration statements of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

                (b) such market stand-off time period shall not exceed one hundred eighty (180) days;

                (c) such agreement shall not be applicable three (3) years after the effective date of the first registration statement for a public offering of securities of the Company; and

                (d) all Founders and all officers and directors of the Company enter into similar agreements.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          Notwithstanding the foregoing, the obligations described in this
Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

          1.14. Termination of Registration Rights.

                (a) No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its Common Stock to the general public.

                (b) In addition, the right of any Holder to request registration or inclusion in any registration pursuant to Section 1.3 shall terminate on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period.

          1.15. Limitations on Registration Rights. Except with respect to Additional Series F Investors, from and after the date of this Agreement, the Company, except with the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder the right to require the Company, upon any registration of any of its securities, to include, among the securities that the Company is then registering, securities owned by such holder, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not limit the number of Registrable Securities sought to be included by the Holders of Registrable Securities.

          1.16. Registration on Form S-3.

                (a) After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this
Section 1, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares of such Holder or Holders); provided, however, that the Company shall not be obligated to effect any such registration if (i) the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than One Million Dollars ($1,000,000) (net of any underwriters' discounts or commissions), or (ii) in the event that the Company shall furnish the certification described in Section 1.2(c) (but subject to the limitations set forth therein), or (iii) in a given twelve (12) month period, after the Company has effected one such registration in any such period, or (iv) it is to be effected more than five (5) years after the Company's initial public offering. The Company shall not be required to register in any jurisdiction in which it would be required to qualify to do business or to execute a general consent to service of process in effecting such registration.

                (b) If a request complying with the requirements of Section 1.16(a) above is delivered to the Company, and the registration is for an underwritten offering, the provisions of Section 1.2(b) hereof shall apply to such registration.

                (c) All expenses incurred in connection with four (4) registrations requested pursuant to Section 1.16, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company, shall be borne by the Company; thereafter all expenses including fees and disbursements of all counsel for the selling Holder or Holders and counsel for the Company shall be borne pro rata by the Holder or Holders participating in the S-3 registration.

     2.   Covenants of the Company.

          2.1. Financial Statements. Subject to the restrictions set forth in this Section 2.1 below, the Company will furnish to Investors:

                (a) As soon as available, but in every event not later than one hundred twenty (120) days after the close of each fiscal year, a statement of income and a statement of cash flows for such year, a statement of income and a statement of cash flows for such fiscal year, a balance sheet and statement of stockholders' equity as of the end of such year and complete notes to financial statements, prepared in accordance with generally accepted accounting principles, accompanied by a report of certified public accountants of nationally recognized standing selected by the Board of Directors of the Company.

                (b) As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter other than the fourth quarter of a fiscal year, unaudited statements of income and cash flows for such fiscal quarter and an unaudited balance sheet and unaudited statement of stockholders' equity as of the end of such fiscal quarter, certified to be correct by the President of the Company, subject to normal year-end adjustments.

                (c) To each Investor holding, in the aggregate, at least four hundred thousand (400,000) shares of Registrable Securities (subject to appropriate adjustment for any Recapitalization) as soon as available, but in any event within thirty (30) days after the end of each calendar month, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such calendar month, and consolidated statements of income and cash flows for such period and for the current fiscal year to date, together with a comparison of such statements to the Company's operating plan then in effect.

                (d) To each Investor holding, in the aggregate, at least four hundred thousand (400,000) shares of Registrable Securities (subject to appropriate adjustment for any Recapitalization) as soon as practicable upon approval or adoption by the Company's Board of Directors, the Company's budget and operating plan (including projected balance sheets and profits and loss and cash flow statements) for each fiscal year.

          2.2. Inspection. The Company shall permit each Holder of at least four hundred thousand (400,000) shares of Registrable Securities (subject to appropriate adjustment for any Recapitalization) to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with the officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.

          2.3. Key Employee Insurance. The Company shall maintain term life insurance upon the life of Pamela Marrone in the minimum amount of One Million Dollars ($1,000,000) with the proceeds payable to the Company.

          2.4. Nondisclosure Agreements. The Company shall require all persons now or hereafter employed by the Company or any subsidiary who have access to confidential and proprietary information of the Company or any subsidiary to enter into agreements containing nondisclosure and assignment of invention provisions substantially in the form attached as Exhibit E to the Series F Agreements. The Company shall require all
            ---------
consultants now or hereafter hired, consulted or retained by the Company or any subsidiary who have access to confidential and proprietary information of the Company or any subsidiary to enter into agreements containing nondisclosure provisions substantially in the form attached as Exhibit F to the Series F
                                                 ---------
Agreements.

          2.5.  Right of First Refusal as to New Securities.

                (a) The Company hereby grants to each Investor a right of first refusal to purchase, on a pro rata basis, all or any part of the New Securities (as defined below) that the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below. For purposes of this
Section 2.5, an Investor shall mean any Investor who holds at least one hundred thousand (100,000) shares of Registrable Securities (subject to appropriate adjustment for any Recapitalization). An Investor's pro rata share for purposes of this Section 2.5 shall equal a fraction, the numerator of which is the number of shares of capital stock of the Company owned by such Investor and the denominator of which is the total number of shares of capital stock of the Company owned by all of the Investors.

          (b) "New Securities" shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock; provided, however, that the term "New Securities" does not include (A) the Series F Preferred Stock issuable under the Series F Agreements (including any amendment hereto) or the shares of Common Stock issuable upon conversion thereof; (B) securities offered to the public pursuant to a registration statement or document; (C) securities issued for the acquisition of another corporation or division of a corporation by the Company by merger, purchase of substantially all the assets of such corporation or division or other reorganization resulting in the ownership by the Company of not less than fifty-one percent (51%) of the voting power of such corporation;
(D) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; (E) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities; (F) a total of not more than three million five hundred thousand (3,500,000) shares of Common Stock issued to officers, directors, employees or consultants of the Company pursuant to stock option plans of the Company (subject to appropriate adjustment for any Recapitalization) and the related underlying options; (G) not more than fifty thousand (50,000) shares of Common Stock issued, in each instance, pursuant to the issuance of stock warrants or other securities or rights to persons or entities with which the Company has business relationships, other than officers, directors or employees of the Company, provided such issuances are for other than primarily equity financing purposes; (H) any capital stock of the Company's operating subsidiary engaged in the internet business named NaturalAg.com. or such other name as the Company may decide whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable for capital stock; or (I) securities issued in connection with a strategic alliance, joint venture, or licensing arrangement approved by the Board of Directors, provided such issuances are for other than primarily equity financing purposes.

                (c) In the event the Company intends to issue New Securities, it shall give each Investor written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Company proposes to effect such issuance. Each Investor shall have twenty (20) days from the date of any such notice to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Company's notice by giving written notice to the Company stating the quantity of New Securities to be so purchased. Each Investor shall have a right of over allotment such that if any Investor fails to exercise its right hereunder to purchase its total pro rata portion of the New Securities, the other Investors may purchase such portion on a pro rata basis, by giving written notice to the Company within five (5) days from the date that the Company provides written notice to the other Investors of the amount of New Securities with respect to which such nonpurchasing Investor has failed to exercise its rights hereunder.

                (d) In the event any Investor fails to exercise the foregoing right of first refusal with respect to any New Securities within such twenty
(20) day period (or the additional five (5) day period provided for over allotments), the Company may within one hundred twenty (120) days thereafter sell any or all of such New Securities not agreed to be purchased by the Investors, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to each Investor pursuant to paragraph (c) above. In the event the Company has not sold such New Securities within such one hundred twenty (120) day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided above.

          2.6.  Election of Directors.

                (a) In the event that the Company incurs cumulative net losses in excess of Seven Million Dollars ($7,000,000) calculated in accordance with generally accepted accounting principles as reflected in the Company's quarterly or annual financial statements (a "Default"), then commencing on the tenth day following such Default and continuing thereafter until the date on which such Default is cured, the Company shall use its best efforts to increase the size of the Board of Directors such that a majority of the directors will be designated by the Investors owning a majority in interest of the Preferred Stock held by all Investors (the "Provisional Directors"), as discussed below. The Investors shall be entitled to designate the Provisional Directors at any annual meeting or special meeting called for such purpose or at any adjournment thereof. The Company shall use its best efforts, and the Founders agree to vote their shares, to accomplish such action as shall be required for the Investors to designate and elect the Provisional Directors. For purposes of this Section 2.6(a), such Default shall be cured only at such time that the Company has achieved a cumulative operating profit with respect to the period commencing on and continuing after the date that the Company first began operations, calculated in accordance with generally accepted accounting principles as reflected in the Company's quarterly or annual financial statements. Upon such cure each Investor agrees to vote its shares to remove the Provisional Directors.

          (b) In the event that, pursuant to Paragraph (B)(1) of Article IV of the Company's Restated Certificate of Incorporation, (i) the Company offers to purchase outstanding shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock or Series

C Preferred Stock, or all of such Preferred Stock, and (ii) the holders of at least twenty percent (20%) of the outstanding shares, previously issued by the Company, of the respective and applicable series accept the offer, and the Company fails (the "Failure") so to purchase such shares of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock or Series C Preferred Stock as applicable (each, an "Affected Series"), the Company shall use its best efforts to increase the size of the Board of Directors such that a majority of the directors (the "Provisional Directors") may be designated by the holders of all of the outstanding shares of the Affected Series as discussed below. The holders of the shares of the Affected Series, shall be entitled to designate the Provisional Directors at any annual meeting or special meeting called for such purpose or at any adjournment thereof. The Company shall use its best efforts, and the Founders and the Investors agree to vote their shares, to accomplish such action as shall be required for the holders of the Affected Series to designate and elect the Provisional Directors. For purposes of this
Section 2.6(b), such Failure shall be cured upon payment in full of those amounts required to be paid (as of the date of such cure) as set forth in Paragraph (B)(1) of Article IV of the Company's Restated Certificate of Incorporation. Upon such cure each Investor agrees to vote its shares to remove the Provisional Directors and to decrease the size of the Board of Directors to the size that existed immediately prior to the date of the Failure.

          2.7. Additional Equity Investment. The Company may form an operating subsidiary for the business purpose of establishing an internet business to be named NaturalAg.com, or such other name as the Company may decide (a "Subsidiary"). In the event that the Subsidiary concludes an initial equity financing in which the Subsidiary will receive at least $1,000,000 in aggregate proceeds from outside investors (excluding any conversion of debt into equity) (an "Initial Financing"), the Company will issue pro rata to the certain Investors to the Series E Preferred Stock Purchase Agreement between the Company and such investors dated April 14, 2000 (the "Series E Purchase Agreement') warrants to purchase shares of the type of equity securities that are sold in the Initial Financing (as defined in the Series E Purchase Agreement") equal to up to 25% of the outstanding capital stock of the Subsidiary immediately following the closing of the Initial Financing. The terms and conditions of the shares of equity securities of the Subsidiary subject to the Warrants, including the purchase price, shall be the same as the equity securities sold in the Initial Financing. The Warrants will terminate upon the third anniversary of the closing of the Initial Financing.

          2.8.  Negative Covenants.

                (a) The Company shall not, so long as (i) not less than fifty percent (50%) of the Series B Preferred Stock previously issued is still outstanding, (ii) not less than fifty percent (50%) of the Series C Preferred Stock previously issued is still outstanding (except in the case where an Offer has been made and Notice of Acceptance given (as defined in Paragraph (B)(1) of Article IV of the Company's Restated Certificate of Incorporation), then so long as not less than twenty percent (20%) of the Series C Preferred Stock previously issued by the Company is still outstanding), (iii) not less than fifty percent (50%) of the Series D Preferred Stock previously issued is still outstanding (except in the case where an Offer has been made and Notice of Acceptance given, then twenty percent (20%) of the Series D Preferred Stock previously issued by the Company is outstanding), (iv) not less than fifty percent (50%) of the Series E Preferred Stock previously issued is still outstanding (except in the case where an Offer has been made and Notice of Acceptance given, then twenty percent (20%) of the Series E Preferred Stock previously issued by the Company is outstanding), or
(v) not less than fifty percent (50%) of the Series F Preferred Stock previously issued is still outstanding (except in the case where an Offer has been made and Notice of Acceptance given, then twenty percent (20%) of the Series F Preferred Stock previously issued by the Company is outstanding) without prior written consent of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class:

                     (i) Merge with or into or consolidate with any other corporation, or sell, lease, or otherwise dispose of all or substantially all of its properties or assets.

                     (ii)  Amend or repeal its Certificate of Incorporation.

                     (iii) With the exception of lines of credit that exist as of the date hereof, permit to be outstanding any additional indebtedness, capital lease obligations, or other long-term lease obligations created, incurred or assumed on or after February 19, 1999 in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate.

                     (iv) Redeem, purchase or otherwise acquire for value (or pay into or set aside for sinking fund for such purpose) any share or shares of Preferred Stock except pursuant to Paragraph (B)(1) of Article IV of the Company's Restated Certificate of Incorporation.

                     (v) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company exercises its option to repurchase such shares at cost.

                     (vi) Without the prior unanimous approval of the Board of Directors of the Company, enter into any transaction with any employee, consultant, officer or director of the Company or holder of ten percent (10%) of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such employees, consultants, officers, directors or ten percent (10%) stockholders or members of their immediate families, on terms less favorable to the Company than in would obtain in a transaction between unrelated parties.

                     (vii) Effect any reverse stock split, stock combination, reclassification or similar event.

                (b) The Company shall not, so long as not less than fifty percent (50%) of the Series F Preferred Stock previously issued is still outstanding (except in the case where an Offer has been made and Notice of Acceptance given (as defined in Paragraph (B)(1) of Article IV of the Company's Restated Certificate of Incorporation), then so long as not less than twenty percent (20%) of the Series F Preferred Stock previously issued by the Company is still outstanding), without prior written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series F Preferred Stock:

                     (i) Authorize or issue any other class or series of stock in preference over or on a parity with the Series F Preferred Stock or any options, warrants or other rights to acquire any such class or series of stock.

                     (ii) Declare or pay any dividend with respect to the Common Stock unless a dividend in an amount no less per share than that declared or paid with respect to the Common Stock is declared and paid with respect to the Series F Preferred Stock.

                (c) The Company shall not, so long as not less than fifty percent (50%) of the Series E Preferred Stock previously issued is still outstanding (except in the case where an Offer has been made and Notice of Acceptance given (as defined in Paragraph (B)(1) of Article IV of the Company's Restated Certificate of Incorporation), then so long as not less than twenty percent (20%) of the Series E Preferred Stock previously issued by the Company is still outstanding), without prior written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series E Preferred Stock:

                     (i) Authorize or issue any other class or series of stock in preference over or on a parity with the Series E Preferred Stock or any options, warrants or other rights to acquire any such class or series of stock.

                     (ii) Declare or pay any dividend with respect to the Common Stock unless a dividend in an amount no less per share than that declared or paid with respect to the Common Stock is declared and paid with respect to the Series E Preferred Stock.

                (d) The Company shall not, so long as not less than fifty percent (50%) of the Series D Preferred Stock previously issued is still outstanding (except in the case where an Offer has been made and Notice of Acceptance given (as defined in Paragraph (B)(1) of Article IV of the Company's Restated Certificate of Incorporation), then so long as not less than twenty percent (20%) of the Series D Preferred Stock previously issued by the Company is still outstanding), without prior written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Stock:

                     (i) Authorize or issue any other class or series of stock in preference over or on a parity with the Series D Preferred Stock or any options, warrants or other rights to acquire any such class or series of stock.

                     (ii) Declare or pay any dividend with respect to the Common Stock unless a dividend in an amount no less per share than that declared or paid with respect to the Common Stock is declared and paid with respect to the Series D Preferred Stock.

                (e) The Company shall not, so long as not less than fifty percent (50%) of the Series C Preferred Stock previously issued is still outstanding (except in the case where an Offer has been made and Notice of Acceptance given (as defined in Paragraph (B)(1) of Article IV of the Company's Restated Certificate of Incorporation), then so long as not less than twenty percent (20%) of the Series C Preferred Stock previously issued by the Company is still outstanding), without prior written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Stock:

                     (i) Authorize or issue any other class or series of stock in preference over or on a parity with the Series C Preferred Stock or any options, warrants or other rights to acquire any such class or series of stock.

                     (ii) Declare or pay any dividend with respect to the Common Stock unless a dividend in an amount no less per share than that declared or paid with respect to the Common Stock is declared and paid with respect to the Series C Preferred Stock.

                (f) The Company shall not, so long as not less than fifty percent (50%) of the Series B Preferred Stock previously issued is still outstanding, without prior written consent of the holders of not less than a majority of the then outstanding Series B Preferred Stock:

                     (i) Authorize or issue any other class or series of stock in preference over or on a parity with the Series B Preferred Stock or any options, warrants or other rights to acquire any such class or series of stock.

                     (ii) Declare or pay any dividend with respect to the Common Stock unless a dividend in an amount no less per share than that declared or paid with respect to the Common Stock is declared and paid with respect to the Series B Preferred Stock.

          2.9.  Confidentiality, Termination and Assignment of Certain
Covenants.

                (a) Each Investor agrees that it will at all times keep confidential and will not disclose or divulge, or use for any purpose other than to evaluate its investment in the Company, any confidential, proprietary or secret information which such Investor may obtain from the Company pursuant to the Company's obligations to submit financial statements, reports and other materials hereunder, or pursuant to visitation, inspection or management meeting rights granted hereunder unless such information is or becomes known to the Investor from a source other than the Company, is or becomes publicly known other than as a result of a breach by such Investor of this Section 2.9, or unless the Company gives its written consent to the Investor's release of such information, except that no such written consent shall be required (and the Investor shall be free to release such information) if such information is to be provided to such Investor's counsel or accountant or other advisor, or to an officer, director or partner of an Investor, provided that such Investor shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential. The provisions of this Section 2.9 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto, and shall survive the termination of this Agreement.

                (b) The covenants set forth in Section 2 (other than those contained in Section 2.9(a) above) shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public.

                (c) The rights to information set forth in Sections 2.1(a) and 2.1(b) may not be assigned or transferred to any third party who does not, after such assignment or transfer, hold at least forty-thousand (40,000) of the Registrable Securities (subject to appropriate adjustment for any Recapitalization), except by each Holder to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Holder (other than to a direct competitor of the Company, as reasonably determined by the Company).

                (d) The rights to information and inspection set forth in Sections 2.1(c), 2.1(d) and 2.2 may not be assigned or transferred to any third party who does not, after such assignment or transfer, hold at least four hundred thousand (400,000) shares of the Registrable Securities (subject to appropriate adjustment for any Recapitalization), except by each Holder to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Holder (other than to a direct competitor of the Company, as reasonably determined by the Company).

          2.10. Observer Rights. The Company shall permit each Holder of at least four hundred thousand (400,000) shares of the Registrable Securities (subject to appropriate adjustment for any Recapitalization) to appoint a representative (the "Representative") to attend all meetings of the Board of Directors of the Company in a nonvoting observer capacity (the "Observer Rights") and, in this respect, shall give the Representative copies of all notices to all meetings; provided, however, that such Holder hereby agrees for itself and on behalf of the Representative to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided or disclosed in such meetings; and provided further that the Company reserves the right to withhold information and to exclude the Representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative. The Observer Rights shall not be assignable in any manner, through operation of law or otherwise.

          2.11. Directors and Officers Liability Insurance. The Company shall maintain a standard policy of Directors and Officers liability insurance with a policy limit of not less than Two Million Dollars ($2,000,000) if in the opinion of the Board of Directors such policy can be obtained on commercially reasonable terms.

          2.12. Company Assignment of Rights. The Company agrees to assign to the Series F Holders, Series E Holders, Series D Holders and the Series C Holders, on a pro rata basis, any right it may have to purchase the shares of an employee or consultant of the Company pursuant to a right of first refusal, but only to the extent that the Company does not fully exercise its right of first refusal. The rights of the Series F Holders, Series E Holders, Series D Holders and the Series C Holders to exercise the Company's right of first refusal shall be governed by the instruments conferring the grant of the right of first refusal to the Company (the "Defining Instruments"). The Series F Holders, Series E Holders, Series D Holders and the Series C Holders shall apportion their rights amongst themselves pro rata with the right of over-allotment, with such changes to the time periods as required by the relevant Defining Instrument. The Company's obligation to assign its right of first refusal shall terminate immediately prior to the closing of the first firm commitment underwritten public offering of the Company's securities to the general public or in the event of the distribution of the proceeds of the sale of substantially all of the Company's assets for cash or a merger in which the Investors receive securities that are registered under the 1934 Act.

     3.   Miscellaneous.

          3.1. Transferability of Shares., An Investor may sell, assign, transfer or pledge all or a portion of the Preferred Stock held by such Investor, or the common stock issuable upon conversion of the Preferred Stock (the "Securities"), held by such Investor to (a) any "accredited investor" within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as currently in effect, (b) any pledgee pursuant to a pledge made by an Investor pursuant to a bona fide loan transaction which creates a mere security interest, (c) an Investor's ancestors or descendants or spouse or to a trustee for their benefit, (d) in the case of any Investor that is a company or a partnership, to its shareholders, partners, or affiliates, (e) any donee pursuant to a bona fide gift, or (f) any affiliate of the Investor, any successor company to such Investor or any of such successor company's affiliates; provided that (i) the Investor making such sale, assignment, pledge, transfer or gift shall inform the Company thereof prior to effecting it, (ii) each pledgee, transferee or donee shall first have executed and delivered to the Company a written agreement to be bound by and comply with all provisions of this Agreement and any other agreements applicable to the Investor or the Securities and (iii) if reasonably requested by the Company, such Investor, at its own expense, shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that the proposed transfer will not require registration of the Securities under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 or Rule 144A except in unusual circumstances. The restrictions imposed by this Section 3.1 shall terminate immediately prior to the closing of the first firm commitment underwritten public offering of the Company's securities to the general public or in the event of the distribution of the proceeds of the sale of substantially all of the Company's assets for cash or a merger in which the Investors receive securities that are registered under the 1934 Act. Any securities received pursuant to any stock dividend, stock split, recapitalization, or exercise of a conversion right shall be subject to this
Section 3.1 to the same extent as the shares of the Company to which they were issued.

          3.2. Additional Series F Investors. Upon the sale of Additional Series F Shares to Additional Series F Investors, the Company, without prior action on the part of any of the Investors, shall require each Additional Series F Investor to execute this Agreement. Each such Additional Series F Investor, upon execution and delivery of this Agreement by the Company and such Additional Series F Investor, shall be deemed an Investor hereunder.

          3.3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The parties acknowledge that CDC Financial Services (Mauritius) Limited is a subsidiary of CDC Group plc. The parties further acknowledge that it is intended that a majority interest in CDC Group plc will in due course be sold to private investors, resulting in a change of control of CDC Group plc. Notwithstanding any provision to the contrary contained herein, the parties agree that such change of control will not affect any of the obligations, nor give rise to any rights, of any party under this Agreement, but for the avoidance of doubt the parties hereby waive any such rights which might arise under the terms of this Agreement solely as a result of such change of control.

          3.4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          3.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.6. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.7. Notices. Unless otherwise provided, any notice required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be effective upon personal delivery or three (3) days after deposit in the U.S. mail for delivery within the United States, ten
(10) days after deposit in the U.S. mail for delivery outside of the United States, or one (1) day after deposit with an overnight courier, postage prepaid and properly addressed to the party to be notified as set forth below such party's signature or at such other address as such party may designate by ten
(10) days' advance written notice to the other parties hereto.

          3.8. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.9. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Company, and any other signatories hereto, and upon the respective successors and assigns of such signatories; provided that, without the consent of the Company and all holders of Registrable Securities then outstanding, no amendment to this Agreement may be made that (i) modifies this Section 3.9 or (ii) would effect the holders of the Registrable Securities in a disproportionate manner (other than any disproportionate results that are due to a difference in the relative stock ownership in the Company).

          3.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          3.11. Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          3.12. Entire Agreement; Amendment of Prior Investors' Agreement; Waiver of Certain Rights Under Prior Investors' Agreements. Effective upon the later of (i) the Initial Closing (as defined in the Series F Agreement) and (ii) the execution and delivery of this Agreement by the Company and the Holders of a majority of the outstanding Registrable Securities (as defined in the Prior Investors' Agreement), the Prior Investors' Agreement shall be amended and restated in its entirety as set forth herein and shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Company and other signatories hereto, and upon the respective successors and assigns of such signatories. The Investors (as defined in the Prior Investors' Rights Agreement) hereby waive, pursuant to
Section 3.9 of the Prior Investors' Agreement, the right, pursuant to Section
2.5 of the Prior Investors' Agreement, to receive notice of and participate in the sale of shares of Series F Preferred Stock of the Company pursuant to the Series F Agreements.

          IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors' Rights Agreement as of the date first above written.

  AgraQuest, Inc.

  By: /s/ Pamela G. Marrone
     ------------------------------
       Pamela G. Marrone, President

  1530 Drew Avenue
  Davis, CA 95616


  FOUNDERS:

  Pamela G. Marrone

  /s/ Pamela G. Marrone
  ---------------------------------
  1530 Drew Avenue
  Davis, CA 95616

  Duane Ewing

  /s/ Duane Ewing
  ---------------------------------
  1530 Drew Avenue
  Davis, CA 95616

  Bruce Holm

  /s/ Bruce Holm
  ---------------------------------
  2418 Northwest La Camas Drive
  Camas, WA 98607

          IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors' Rights Agreement as of the date first above written.


INVESTOR:


By:       ______________________

Name:     ______________________

Address:  ______________________

          ______________________


If an Existing Investor, please complete:

Series B Preferred Stock        _________________________
                                Number of Shares Held

Series C Preferred Stock        _________________________
                                Number of Shares Held

Series D Preferred Stock        _________________________
                                Number of Shares Held

Series E Preferred Stock        _________________________
                                Number of Shares Held